Exhibit 99.1

             CalAmp Reports FY 2005 Third Quarter Results

           Q3 revenues up 29% from prior year to $57 million

Oxnard, CA, January 11, 2005 --- CalAmp Corp. (NASDAQ: CAMP) today reported results for its third quarter ended November 30, 2004.

Revenue for the third quarter of fiscal 2005 was $57.1 million, compared to $44.2 million for the third quarter of last year. Net income for the fiscal 2005 third quarter was $1,787,000 or $0.08 per diluted share, compared to net income of $3,452,000 or $0.22 per diluted share for the third quarter of last year. The revenue increase in the latest quarter compared to the third quarter of last year is attributable to the April 2004 acquisition of Vytek Corporation, which now operates as the Company's Solutions Division, and to higher sales of Direct Broadcast Satellite television reception products. The lower earnings per share was attributable primarily to the higher effective income tax rate (37.8% in the latest quarter compared to 9.9% in the third quarter of last year), and to an operating loss in the Solutions Division.

For the nine months ended November 30, 2004 revenue was $152.9 million, compared to $87.0 million in the prior year. Net income during the nine months ended November 30, 2004 was $4.8 million, or $0.22 per diluted share, versus net income of $2.7 million, or $0.18 per diluted
share, in the comparable period of last year.   Net cash provided by
operating activities during the first nine months of fiscal 2005 was $8.1 million, compared to $6.7 million in the first nine months of fiscal 2004. The sales increase in the year-to-date period is due primarily to the growth in sales of Direct Broadcast Satellite television reception products.

Fred Sturm, President and Chief Executive Officer, commented, "We continue to be pleased with the performance of our Products Division, which generated over $50 million in revenue in the latest quarter. Demand for Satellite products improved during the quarter as we began volume shipments of two new products in support of our customers' multi-satellite and digital video recorder service offerings. We are a leading supplier to the U.S. Direct Broadcast Satellite television market which continues to gain market share from cable television operators. Although the aggressive price competition in this market is persistent, our organization has risen to the challenge by responding with innovative, cost effective and high quality products which differentiate us as a market leader."

Mr. Sturm added, "Revenue from the Solutions Division in the latest quarter was $6.6 million. We continue to take steps to bring this division to profitability as quickly as possible, including strengthening and refocusing the sales organization and making appropriate cost reductions. As previously announced, last month we appointed Steve L'Heureux as the new President of the Solutions Division. We expect that under his leadership we will be successful in expanding our revenue base and bringing this division to profitability."

Mr. Sturm concluded, "Based on our current visibility, we estimate fiscal 2005 fourth quarter revenues in the range of $62 to $68 million and earnings in the range of $0.11 to $0.15 per diluted share."


About CalAmp Corp.
CalAmp is a leading provider of breakthrough wireless and content delivery solutions, services and products. With comprehensive capabilities ranging from product inception through production, CalAmp is a trusted partner delivering cost-effective high quality solutions to a broad array of customers and markets. CalAmp is one of the largest suppliers of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market and offers solutions for digital multimedia delivery, residential broadband data delivery, healthcare, retailing applications, public safety markets and wireless enterprise connectivity. The Company is headquartered in Oxnard, California and has approximately 650 employees. Founded in 1981, CalAmp has been publicly traded since 1983 as NASDAQ: CAMP.


Forward Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may," "will," "expects," "intends," "plans," "believes," "seeks," "could," "estimate" and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs, the Company's ability to integrate the Vytek acquisition successfully and other risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
       Crocker Coulson  				Rick Vitelle
       Partner						Chief Financial Officer
       CCG Investor Relations				CalAmp
       (818) 789-0100					(805) 987-9000
       crocker.coulson@ccgir.com


                                  [TABLES FOLLOW]

                                  CALAMP CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (Unaudited, in thousands except per share amounts)

                                    Three Months Ended       Nine Months Ended
                                        November 30,            November 30,
                                   --------------------     ----------------
                                     2004          2003       2004      2003
                                    -----        ------      -----     -----
Revenues                          $57,066       $44,248     $152,890  $87,011

Cost of revenues                   46,767        37,514      123,966   75,771
                                   -------      --------    --------  -------

Gross profit                       10,299         6,734       28,924   11,240

Operating expenses:

  Research and development          2,315         1,338        6,190    3,936
  Selling                           1,847           627        4,651    1,670
  General and administrative        2,786           899        8,410    2,560
  Intangible asset amortization       486            26        1,207       78
  In-process research and development   -             -          471        -
                                    ------        ------     -------   ------
                                    7,434         2,890       20,929    8,244
                                    ------        ------     -------   ------
Operating income                    2,865         3,844        7,995    2,996

Non-operating income (expense), net     8           (12)        (131)    (194)
                                    ------        ------     -------   ------

Income before income taxes          2,873         3,832        7,864    2,802

Income tax provision               (1,086)         (380)      (3,022)     (62)
                                    ------        ------     -------   ------

Net income                         $1,787        $3,452      $ 4,842  $ 2,740
                                   =======       =======     =======  =======

Net income per share:
  Basic                             $0.08         $0.23        $0.23   $ 0.19
  Diluted                           $0.08         $0.22        $0.22   $ 0.18

Shares used in per share calculations:
  Basic                            22,356        14,788       21,135   14,760
  Diluted                          23,113        15,555       21,891   15,128



Business Segment Information (1)

                                    Three Months Ended      Nine Months Ended
                                        November 30,          November 30,
                                     ------------------     ----------------
                                     2004        2003        2004     2003
                                    -----      ------       -----    -----
Revenue:
  Products Division               $50,425     $44,248      $133,980  $87,011
  Solutions Division                6,641           -        18,910        -
                                  -------     -------      --------  -------
    Total revenue                 $57,066     $44,248      $152,890  $87,011
                                  =======     =======      ========  =======

Gross profit
  Products Division                $8,737     $ 6,734      $ 24,506  $11,240
  Solutions Division                1,562           -         4,418        -
                                  -------     -------      --------  -------
    Total gross profit            $10,299     $ 6,734      $ 28,924  $11,240
                                  =======     =======      ========  =======

Operating income (loss)
  Products Division                $6,191     $ 4,447      $ 16,861  $ 4,521
  Solutions Division               (2,379)          -        (5,971)       -
  Corporate expenses                 (947)       (603)       (2,895)  (1,525)
                                  -------     -------      --------  -------
Total operating income            $ 2,865     $ 3,844      $  7,995  $ 2,996
                                  =======     =======      ========  =======


 (1) Effective with the acquisition of Vytek Corporation on April 12, 2004, CalAmp realigned its operations into a divisional structure in which CalAmp's existing Satellite and Wireless Access businesses were combined, together with Vytek's products manufacturing business, into a new Products Division. Vytek's principal operations, consisting of revenues generated by professional engineering services and the development of software applications, comprise the new Solutions Division.

                                  CALAMP CORP.
                           CONSOLIDATED BALANCE SHEETS
                           (Unaudited - In thousands)

                                                      November 30,  February 28,
                                                          2004          2004
                                                          ----          ----
Current assets:
  Cash and cash equivalents                            $ 26,528       $ 22,885
  Accounts receivable, net                               28,565         18,579
  Inventories                                            24,364         20,253
  Deferred income tax assets                                885          2,404
  Prepaid expenses and other current assets               4,692          3,244
                                                       --------       --------

       Total current assets                              85,034         67,365

Equipment and improvements, net                           4,943          4,381
Deferred income tax assets, less current portion          3,269          4,359
Goodwill                                                100,885         20,938
Other intangible assets, net                              4,514            200
Other assets                                                425            399
                                                       --------       --------
                                                       $199,070       $ 97,642
                                                       ========       ========

Current liabilities:
  Current portion of long-term debt                    $  2,924       $  3,603
  Accounts payable                                       23,829         17,395
  Accrued payroll and employee benefits                   3,391          1,513
  Other current liabilities                               4,133          2,078
  Deferred revenue                                        1,862              -
                                                       --------       --------
      Total current liabilities                          36,139         24,589

Long-term debt, less current portion                      8,395          7,690

Stockholders' equity:
  Common stock                                              232            149
  Additional paid-in capital                            131,261         44,486
  Common stock held in escrow                            (2,548)             -
  Retained earnings                                      26,392         21,550
  Accumulated other comprehensive loss                     (801)          (822)
                                                       --------       --------
      Total stockholders' equity                        154,536         65,363
                                                       --------       --------
                                                       $199,070       $ 97,642
                                                       ========       ========

                                        CALAMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                            Nine Months Ended
                                                               November 30,
                                                               -----------
                                                          2004          2003
                                                          ----          ----

Cash flows from operating activities:
    Net income                                         $  4,842      $  2,740
    Depreciation and amortization                         3,218         2,381
    Write-off of in-process R&D                             471             -
    Equipment impairment writedowns                         241           575
    Deferred tax assets, net                              2,609          (144)
    Changes in operating working capital                 (3,375)        1,248
    Other                                                    96           (61)
                                                       --------       -------
       Net cash provided by operating activities          8,102         6,739
                                                       --------       -------

Cash flows from investing activities:
    Capital expenditures                                 (1,970)       (2,026)
    Proceeds from sale of property and equipment            835           579
    Acquisition of Vytek, net of cash acquired           (1,727)            -
                                                       --------       -------
       Net cash used in investing activities             (2,862)       (1,447)
                                                       --------       -------

Cash flows from financing activities:
    Debt repayments, net of borrowings                   (2,300)       (2,325)
    Proceeds from stock option exercises                    703           372
                                                       --------       -------
       Net cash used in financing activities             (1,597)       (1,953)
                                                       --------       -------

Net change in cash                                        3,643         3,339
Cash at beginning of period                              22,885        21,947
                                                       --------       -------
Cash at end of period                                  $ 26,528       $25,286
                                                       ========       =======